EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER
            SHARE ON PRIMARY AND FULLY DILUTED BASES (Unaudited)

                     Eli Lilly and Company and Subsidiaries


                                          Three Months            Six Months
                                              Ended June 30, Ended June 30,
                                              1996    1995    1996    1995
                                              ----------------------------
                                     (Dollars in millions except per-share data)
                                                     (Shares in thousands)
            PRIMARY:

            Net income .................  $345.7   $327.1   $734.9   $720.3

            Preferred stock dividends ..    (1.7)     -       (1.7)     -

            Adjusted net income ........  $344.0   $327.1   $733.2   $720.3

            Average number of common
              shares outstanding .......  547,277   578,568 546,796  578,346

            Add incremental shares:
              Stock plans and contingent
                payments ...............   12,695     7,802  13,301    7,478
                                          -------   -------  ------  -------

            Adjusted average shares ....  559,972   586,370 560,097  585,824
                                          =======   ======= =======  =======

            Primary earnings per share .   $ .61     $ .56    $1.31    $1.23


            FULLY DILUTED:

            Net income .................  $345.7   $327.1   $734.9   $720.3

            Preferred stock dividends       (1.7)     -       (1.7)     -

            Adjusted net income ........  $344.0   $327.1   $733.2   $720.3

            Average number of common
            shares outstanding ......... 547,277  578,568  546,796  578,346


            Add incremental shares:
              Stock plans and contingent
                 payments .............   14,036    8,770   15,956    9,844
                                         --------  -------  ------   ------

            Adjusted average shares .... 561,313  587,338  562,752  588,190
                                         =======  =======  =======  =======

            Fully diluted earnings
              per share ................   $ .61    $ .56    $1.30    $1.22